ELME COMMUNITIES
________________________
Policy on Inside Information and Insider Trading

A. Background/Purpose

Under U.S. federal and state securities laws, it is illegal to purchase or sell securities of Elme Communities (the “Trust”) while in possession of material, non-public information related to, affecting or regarding the Trust or its subsidiaries (such information, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Trust. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Trust has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Trust’s obligation to prevent insider trading and to help the Trust’s personnel and its external advisors avoid violating insider trading laws.

B. Applicability of Policy

1. Covered Persons

This Policy applies to the following people (collectively, “Covered Persons”):

•all officers of the Trust and its subsidiaries;

•all members of the Board of Trustees of the Trust (“trustees”);

•all employees of the Trust and its subsidiaries; and

•any other person (including any family member of the foregoing persons or other person that resides in the same household as the foregoing persons) whose transactions in Trust securities are directed by, or subject to influence or control by the foregoing persons, and any trust, partnership, corporation or other entity over which such persons have investment control.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Trust confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Trust.

All consultants and outside advisors assisting the Trust on sensitive matters are expected to abide by the Policy, although the Trust assumes no responsibility with respect to the actions of persons who are not under its direct control.

2. Covered Transactions

This Policy applies to all transactions in the Trust’s securities, including common shares (including any securities that are exercisable for, or convertible or exchangeable into, common shares) and any other securities the Trust may issue from time to time whether or not pursuant to any benefit plan adopted by the Trust, as well as derivative securities that are not issued by the Trust, such as exchange-traded put or call options or swaps relating to the Trust’s securities.

For purposes of this Policy, the Trust considers transactions between Covered Persons and the Trust with respect to grants under its 2016 Omnibus Incentive Plan or other Trust equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:

•the exercise of options for cash;

•the exercise of options on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding common shares to the Trust or (ii) authorizes the Trust to withhold from issuance common shares issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or

•the forfeiture to the Trust of restricted common shares or share units to cover withholding tax obligations.

Consequently, restrictions contained in this Policy would apply to the sale of the Trust’s securities in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of an option. In addition, any sale of the underlying securities acquired upon the exercise of an option is subject to the Policy. This Policy does not apply to the granting of options or other equity awards. Furthermore, bona fide gifts of securities (including transfers of Trust securities made to trusts for estate planning purposes) are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Trust’s securities while the person making the gift is aware of material non-public information, provided that Covered Persons must still pre-clear the transaction as described in Section D.3 below (“Specific Policies—Pre-clearance”).

In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

•trading in call or put options involving the Trust’s securities and other derivative securities;

•engaging in short sales of the Trust’s securities;

•holding the Trust’s securities in a margin account (except as set forth in the last bullet immediately below);

•all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and

•pledging the Trust’s stock to secure margin or other loans.

If you are unsure whether a particular transaction is prohibited under this Policy, you should consult with the Trust’s Chief Accounting Officer or the Trust’s Corporate Counsel (each a “Compliance Officer”) prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

C. General Policy

No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a trustee, officer or controlling equity holder or beneficiary), (i) purchase or sell the Trust’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) without the consent of the Trust, provide Inside Information to any other person outside of the Trust, including family and friends.

In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, tenant, joint venture partner, possible acquisition target or competitor of the Trust, when in possession of material non-public information concerning any such other company obtained during his or her employment with, or service to, the Trust or any of its subsidiaries.

D. Specific Policies

1. Blackout Periods

All trustees and officers of the Trust and its subsidiaries who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as well as certain key employees, designated from time to time and notified of such designation by the Compliance Officer, as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Trust’s securities. Restricted Persons are more likely to have access to Inside Information regarding the Trust because of their positions or affiliations with the Trust and, as a result, their trades in the Trust’s securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in the Trust’s securities during the period beginning on the close of market on the fifth (5th) business day prior to the end of each fiscal quarter and ending on the close of market on the second (2nd) full business day following public disclosure of the financial results for that quarter or the full year.

In addition, from time to time, the Trust may impose special blackout periods on Restricted Persons and other employees of the Trust if, in the judgment of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. If certain Restricted Persons or other employees of the Trust become subject to a special blackout period, such persons are prohibited from (i) trading in the Trust’s securities and (ii) without the consent of the Trust, disclosing to others the fact that they are subject to such special blackout period. These special blackout periods may vary in length and may or may not be broadly communicated to Covered Persons. This restriction does not apply to transactions made under an approved Trading Plan (as defined below). Neither quarterly blackout periods nor special blackout periods shall apply to a disposition of the Trust’s securities by a Restricted Person if such disposition is made as a bona fide gift. Unless otherwise specified, the Trust would re-open trading at the beginning of the 3rd day following the date of public disclosure of such significant corporate developments.

2. “Tipping” of Information

Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Trust or outside advisors in the course of performing their duties for the Trust. When sharing Inside Information with other officers and employees of the Trust or outside advisors, or other persons involved in the business and affairs of the Trust, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Trust’s securities based on such information.

3. Pre-clearance

A Restricted Person must obtain prior clearance from the Compliance Officer, or such person’s designee, by submitting (including via email) the information contained in the Request for Clearance to Trade as set forth on Annex A attached hereto, before such Restricted Person makes any purchases or sales (or gifts) of the Trust’s securities, regardless of whether a blackout period is then in effect. In evaluating each proposed transaction, the Compliance Officer or such person’s designee will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the 5-business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved Trading Plan, but must receive prior approval before implementing such a plan by the Compliance Officer, or such person’s designee.

4. Post-Transaction Notice
The Restricted Persons who have a reporting obligation under Section 16 of the Securities Exchange Act of 1934, as amended, shall also notify the Compliance Officer or the person designated by the Chief Executive Officer to serve in this role of the occurrence of any purchase, sale or other acquisition or disposition or gift of Trust securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price (if applicable).

For both the “Pre-clearance” section above and this “Post-Transaction Notice” section, a purchase, sale or other acquisition or disposition or gift shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

5. Trading Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-l under the Securities Exchange Act of 1934 (“Rule 10b5-1”) and this Policy permits Restricted Persons to trade in Trust securities regardless of their awareness of Inside Information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that (i) meets certain conditions of Rule 10b5-1, (ii) was entered into outside of a black-out period and when the Restricted Person was not in possession of material, non-public information about the Trust, and (iii) is operated in good faith. This Policy requires Trading Plans to be written, to specify the amount of, date on, and price at which the Trust securities are to be traded or establish a formula for determining such items, and to comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:
•trades under the Trading Plan, and in certain circumstances, an amended Trading Plan, may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-1;
•the Trading Plan must include representations that (i) the person is not aware of material non-public information about the Trust or its securities; and (ii) the person is adopting, or in certain cases amending, the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
•no person may have more than one Trading Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards); and
•no person may have more than one single-trade Trading Plan (a plan designed to effect the open-market purchase or sale of the total amount of securities covered by the plan in a single transaction) within any consecutive 12-month period, unless otherwise permitted by the limited exceptions of Rule 10b5-1.
A Restricted Person who wishes to enter into, amend or terminate (other than by expiration) a Trading Plan must submit the Trading Plan, or the amendment or notice of termination of the Trading Plan, to the Compliance Officer for approval prior to the adoption, amendment or termination of the Trading Plan. Subject to prior approval by the Compliance Officer, a Restricted Person may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy and when the Restricted Person was not in possession of material, non-public information about the Trust.
Restricted Persons subject to this Policy must promptly report to the Compliance Officer the adoption, amendment or termination of any trading plan that is not a Trading Plan, but that was entered into by a Trust executive officer or trustee at a time they asserted they were not aware of material non-public information about the Trust or its securities.

E. Compliance

All Covered Persons must promptly report, in accordance with the procedures set forth in the Trust’s Code of Ethics and Business Conduct (including through the use of the Trust’s whistleblower hotline described in the Code of Ethics and Business Conduct), any trading in the

Trust’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or U.S. federal or state securities laws.

Persons in possession of Inside Information when their employment or service terminates may not trade in the Trust’s securities until that information has become public or is no longer material.

F. Additional Information

1. What is Inside Information?

“Inside Information” is material information about the Trust that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Trust or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public at the end of the second business day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete business day to receive and absorb such information.

2. What is Material Information?

Generally, information about the Trust is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Trust’s securities. Information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

• quarterly and annual earnings and losses;

•significant changes in financial results and/or financial condition and financial projections;

•news of major new contracts, new services or possible loss of business;

•dividends, changes in dividends, or share splits;

•share redemption or repurchase programs;

•significant financing transactions;

•changes in management or control;

•plans or agreements related to significant mergers, acquisitions, dispositions, reorganizations or joint ventures;

•significant litigation or regulatory developments;

•significant increases or decreases in the amount of outstanding securities or indebtedness;

•write-ups or write-downs of assets or changes in accounting methods;

•actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Trust’s revenues, earnings, financial position or prospects; and

•transactions with trustees, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Trust that you do not consider to be material, U.S. federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Trust’s securities when you possess non-public information about the Trust can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material, non-public information, you should consult with the Compliance Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Trust’s securities.

3. What is the Penalty for Insider Trading?

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in Trust securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Trust-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

G. Certification

You must sign, date and return the Certification set forth on Annex B attached hereto (or such other certification as the Compliance Officer may deem appropriate) stating that you have received, read, understand and agree to comply with the Trust’s Policy on Inside Information and Insider Trading. The Trust may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

If you have any questions about this Policy, you should consult with the Compliance Officer.

Last Updated: October 19, 2023

ANNEX A
REQUEST FOR CLEARANCE TO TRADE

To: Elme Communities Attention: _________________________
1775 Eye Street, NW, Suite 1000 Phone Number: _____________________
Washington, DC 20006 E-mail: _________@elmecommunities.com

Name: Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Elme Communities.

Type of Transaction:

I wish to purchase common shares. Number of common shares to be purchased: __________________

I wish to sell common shares. Number of common shares to be sold: __________________

Other:

If the request is for a member of my immediate family or household:

Name of Person: Relationship:

I hereby represent that I am not aware of any material, non-public information concerning Elme Communities at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning Elme Communities prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the remaining term of the trading window in which it is approved. I further understand that the approval will lapse if, in the judgment of the Compliance Officer, I am likely to be aware of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

______________________        _____________________________________
Date Signature

Approved by:

_______________________        _______________________
[Compliance Officer] Date

A-1

ANNEX B
CERTIFICATION

I hereby certify that I:

•have read and understand the Policy on Inside Information and Insider Trading (the “Policy”) and related procedures, a copy of which was distributed with this Certificate;

•have complied with the foregoing policy and procedures; and

•will continue to comply with the policy and procedures set forth in the Policy.

Signature:

Name:
(Please print)

Title:

Date:

B-1